Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 6, 2019, relating to the financial statements of Universal Technical Institute, Inc. and subsidiaries, and the effectiveness of Universal Technical Institute, Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Universal Technical Institute, Inc. and subsidiaries for the year ended September 30, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

January 28, 2020